Emergency Filtration Products Issues FDA Update

Las Vegas, Nevada…September 28, 2007…Emergency Filtration Products, Inc. (EFP) (Other OTC: EMFP) today announced that it has withdrawn the Company’s 510(k) notification (510(k)) for its NanoMask product from current FDA review. EFP originally filed its initial 510(k) in 2006.  The FDA review had been suspended pending EFP response to various FDA requests for additional information, some of which required the company to commission additional scientific testing.  The deadline for responding to the FDA requests is October 5, 2007.  However, EFP learned recently that the required testing will not be completed by that time.

EFP management believes that the company has made substantial progress in 2007 toward completing all of the additional scientific testing necessary to respond to the FDA information request.  EFP in conjunction with Applied Nanoscience Inc. (ANI) (Other OTC: APNN), the company with which EFP has announced a merger, has initiated all required testing and analyses.  EFP has also retained well-known scientific and medical experts to ensure thorough scientific response to the FDA's information request.  ANI has been assisting the funding of the ongoing testing and expects to continue to assist funding EFP to enable EFP to finalize the required testing in order to resubmit a 510(k) notification.

EFP intends to submit a new 510(k) notification as soon as the company is satisfied that all of the information requested by FDA staff is available and is scientifically sound.  The schedule for completion of all required testing and preparation of a new FDA notification is imprecise due to the nature of the testing required.  However, management currently estimates that a complete new 510(k) notification will be ready for submission to FDA around the middle of December.

“EFP’s initial 510(k) submission to the FDA, which was made by the Company’s former management, gave rise to significant comments by the FDA,” said Philip Dascher, CEO, EFP. “As a result, EFP, in tandem with ANI, had to develop new testing protocols and perform testing at independent laboratories in order to satisfactorily answer the FDA’s comments.  Since we are braving new ground, working with emerging technologies, we have had to originate new ways of testing our product – which have been reviewed by the FDA-- in order to verify its safety and effectiveness.  This process has taken considerably more time than originally anticipated, but we expect to complete our testing and file a new 510(k) with the FDA before the end of the year if possible.    Obviously, we want to complete the current testing and file our new FDA notification as soon as we possibly can.  However, we will not rush this filing or the underlying scientific testing and analyses.  We will file again with FDA just as soon as we are confident that we can provide all of the information they requested with a first-rate scientific basis.”

For further information about Emergency Filtration Products, please visit:

www.emergencyfiltration.com

Safe Harbor Statement

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP and ANI do not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future plans and results of the companies could differ significantly from such forward-looking statements.

Contact:

     Contact:

     Philippe Niemetz

     800-477-7570 or 212-344-6464

     p.niemetz@panconsultants.com